As filed with the Securities and Exchange Commission on May 8, 1998
================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                            -----------------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            -----------------------
                             SAMSONITE CORPORATION
             (Exact name of Registrant as specified in its charter)

         DELAWARE                                        36-3511556
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                     Identification Number)
                             11200 EAST 45TH AVENUE
                             DENVER, COLORADO 80239
                                 (303) 373-2000
    (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)
                            -----------------------
                    AGREEMENT BETWEEN SAMSONITE CORPORATION
                             AND THOMAS J. LEONARD
                            (Full title of the Plan)
                            -----------------------
                               D. MICHAEL CLAYTON
                             SAMSONITE CORPORATION
                             11200 EAST 45TH AVENUE
                          DENVER, COLORADO 80239-3018
                                 (303) 373-6174
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            -----------------------
                                   COPIES TO:
                               JEFFREY M. KNETSCH
                   BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.
                       410 SEVENTEENTH STREET, 22ND FLOOR
                             DENVER, COLORADO 80202
                                 (303) 534-6335


                        CALCULATION OF REGISTRATION FEE

==============================================================================================================================

                                                            Proposed Maximum    Proposed Maximum Aggregate
        Title of Securities                 Amount to be     Offering Price             Offering                  Amount of
         to be Registered                    Registered       Per Share(1)              Price(1)               Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share          38,889          $28.56                 $1,110,670                  $327.65
------------------------------------------------------------------------------------------------------------------------------

(1) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act of 1933 (the "Act") on the basis of the average of the high and low price per share of Common Stock on the National Market System of the National Association of Securities Dealers Automated Quotation System ("Nasdaq") as of May 1, 1998 (within 5 business days prior to filing this Registration Statement).

     Approximate Date of Commencement of Proposed Sales Pursuant to the Plan:
     -----------------------------------------------------------------------
     As soon as practicable after the effective date of this Registration Statement.

     This Registration Statement shall be deemed to cover securities resulting from stock splits, stock dividends or similar transactions as provided by Rule 416 of the Act.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE
          ---------------------------------------

          The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated herein by reference:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and Report on Form 8-K dated March 24, 1998.

          (b) The description of the Company's common stock, par value $.01 per share (the "Common Stock"), contained in the Company's registration statement on Form 8-A filed under the Exchange Act (File No. 0-23214), including any subsequent amendment or any report filed for the purpose of updating such description.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

          Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.   DESCRIPTION OF SECURITIES
          -------------------------

          Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL
          --------------------------------------

          Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
          -----------------------------------------

Certificate of Incorporation and By-Laws

     The Company's Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors of the Company as an employee or agent of the Company or as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), will be indemnified by the Company, in accordance with the Company's By-Laws, to the full extent permitted by the Delaware General Corporation Law (the "DGCL"), as the same exists or may in the future be amended from time to time. The Company's Certificate of Incorporation also specifically authorizes the Company to enter into agreements with any person providing for indemnification greater or different from that provided by the Company's Certificate of Incorporation.

     The Company's By-Laws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer or employee of the Company is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or otherwise or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent acting in furtherance of the Plan or otherwise, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL as the same exists or may in the future be amended from time to time, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of his or her heirs, executors and administrators; however, except as described in the next paragraph with respect to Proceedings seeking to enforce rights to indemnification, the Company will indemnify any such person seeking indemnification with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Company.

     Pursuant to the Company's By-Laws, if a claim described in the preceding paragraph is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Company's By-Laws provide that it will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The Company's By-Laws provide that following any "change in control" of the Company of the type required to be reported under Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, any determination as to entitlement to indemnification will be made by independent legal counsel selected by the claimant which independent legal counsel will be retained by the Board of Directors on behalf of the Company.

     The Company's By-Laws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Company's By-Laws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Company's Certificate of Incorporation, the Company's By-Laws, agreement, vote of stockholders or disinterested directors or otherwise. The Company's By-Laws permit the Company to maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL. In addition, the Company's By-Laws authorize the Company, to the extent authorized from time to time by the Company's Board of Directors, to grant rights to indemnification, and rights to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition, to any agent of the Company to the fullest extent of the provisions of the Company's By-Laws with respect to the indemnification and advancement of expenses of directors, officers and employees of the Company.

     The Company's By-Laws provide that the right to indemnification conferred therein will be a contract right and will include the right to be paid by the Company the expenses incurred in defending any such Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, will be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Company's By-Laws or otherwise.

Indemnification Agreements

     The Company has or will enter into indemnification agreements with each of the Company's directors and officers. The indemnification agreements require, among other things, the Company to indemnify the officers and directors to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company will also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Company's directors' and officers' liability insurance. Although such indemnification agreements will offer substantially the same scope of coverage afforded by provisions in the Company's Certificate of Incorporation and the Company's By-Laws, they provide greater assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors of the Company or by the stockholders to eliminate the rights provided therein.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED
          -----------------------------------

          Not Applicable.

ITEM 8.   EXHIBITS
          --------

Exhibit
Number     Description of Exhibits
-------    -----------------------

4(a)       Form of Agreement made as of May 15, 1996, between the Company and Thomas J.
           Leonard, with respect to 38,889 shares of the common stock of the Company, $.01 par value per share, incorporated by reference from the Company's Quarterly Report on
           Form 10-Q for the three months ended April 30, 1996 (File No. 0-23214).

 5         Opinion of D. Michael Clayton, Esq.

23(a)      Consent of D. Michael Clayton, Esq. (included in his opinion filed as Exhibit 5).

23(b)      Consent of KPMG Peat Marwick LLP.

______________________________

ITEM 9.   UNDERTAKINGS
          ------------

     The registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on May 7, 1998.

                              SAMSONITE CORPORATION



                              By:      /s/ Richard R. Nicolosi
                                     -------------------------------------
                                     Richard R. Nicolosi
                                     Chairman of the Board and Chief Executive
                                     Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Thomas R. Sandler and D. Michael Clayton his true and lawful attorney-in-fact and agent, each with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent, full power and authority to do and perform each such and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Powers of Attorney have been signed on May 7, 1998, by the following persons in the capacities indicated.


       SIGNATURES          TITLE

 /s/ Richard R Nicolosi    Chairman of the Board, Chief Executive Officer
-------------------------  (Principal Executive Officer)
Richard R. Nicolosi

 /s/ Richard H. Wiley      Senior Vice President and Chief Financial Officer
-------------------------
Richard H. Wiley


 /s/ Bernard Attal         Director
-------------------------
Bernard Attal

 /s/ R. Theodore Ammon     Director
-------------------------
R. Theodore Ammon

 /s/ Leon D. Black         Director
-------------------------
Leon D. Black

 /s/ Robert H. Falk        Director
-------------------------
Robert H. Falk

 /s/ Mark H. Rachesky      Director
-------------------------
Mark H. Rachesky

 /s/ Robert L. Rosen       Director
-------------------------
Robert L. Rosen

      SIGNATURES           TITLE

                           Director
 /s/ Marc J. Rowan
-------------------------
Marc J. Rowan


-------------------------  Director
Stephen J. Solarz

                                                                   Exhibit 23(b)
                                                                   -------------





                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------




THE BOARD OF DIRECTORS
SAMSONITE CORPORATION:


We consent to the incorporation by reference in the registration statement on Form S-8 of Samsonite Corporation for the Agreement Between Samsonite Corporation and Thomas J. Leonard, dated May 15, 1996, of our report dated March 17, 1998, except as to Note 19, which is as of April 24, 1998, relating to the consolidated balance sheets of Samsonite Corporation and subsidiaries as of January 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended January 31, 1998, and the related financial statement schedule, which report appears in the January 31, 1998 Annual Report on Form 10-K of Samsonite Corporation.



                                    KPMG PEAT MARWICK LLP


Denver, Colorado
May 5, 1998

                                                                       Exhibit 5
                                                                       ---------



                             SAMSONITE CORPORATION
                             11200 East 45th Avenue
                             Denver, Colorado 80239



                                  May 7, 1998


Samsonite Corporation
11200 East 45th Avenue
Denver, Colorado 80239

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission by Samsonite Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 38,889 shares (the "Shares") of the Company's Common Stock, par value $.01 per share, to be issued under the Agreement Between Samsonite Corporation and Thomas J. Leonard, dated May 15, 1996 (the "Agreement").

     In connection with this opinion, I have examined such documents, certificates, instruments and other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

     Based upon the foregoing, it is my opinion that all of the Shares have been duly authorized, and when issued and delivered in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.


                               Very truly yours,



                          /s/ D. Michael Clayton, Esq.